Exhibit 99.1

Caterpillar Financial Services Corporation
2Q 2023 Earnings Release
August 1, 2023

FOR IMMEDIATE RELEASE

Cat Financial Announces Second-Quarter 2023 Results
Cat Financial reported second-quarter 2023 revenues of $793 million, an increase of $125 million, or 19%, compared with $668 million in the second quarter of 2022. Second-quarter 2023 profit was $150 million, an increase of $7 million, or 5%, compared with $143 million in the second quarter of 2022. The increase in revenues was primarily due to a $120 million favorable impact from higher average financing rates.
Second-quarter 2023 profit before income taxes was $205 million, an increase of $6 million, or 3%, compared with $199 million in the second quarter of 2022. The increase was mainly due to a $44 million favorable impact from a lower provision for credit losses and a $12 million increase in net yield on average earning assets, partially offset by unfavorable currency impacts of $27 million and an $18 million increase in general, operating and administrative expenses.
The provision for income taxes reflected an estimated annual tax rate of 26% for both the second quarter of 2023 and 2022.
During the second quarter of 2023, retail new business volume was $3.15 billion, an increase of $57 million, or 2%, compared with $3.10 billion in the second quarter of 2022. The increase was primarily driven by higher volume in Mining, partially offset by lower volume in EAME and Latin America.
At the end of the second quarter of 2023, past dues at Cat Financial were 2.15%, compared with 2.19% at the end of the second quarter of 2022. Write-offs, net of recoveries, were $8 million for the second quarter of 2023, compared with less than $1 million for the second quarter of 2022. As of June 30, 2023, Cat Financial's allowance for credit losses totaled $320 million, or 1.15% of finance receivables, compared with $348 million, or 1.27% of finance receivables at March 31, 2023. The allowance for credit losses at year-end 2022 was $346 million, or 1.29% of finance receivables.
"Cat Financial's second-quarter results reflected strong portfolio performance,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. "The global Cat Financial team remains focused on executing our strategy and providing financial services solutions to Caterpillar customers and dealers worldwide.”

About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

SECOND-QUARTER 2023 VS. SECOND-QUARTER 2022
(ENDED JUNE 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2023	2022	CHANGE
Revenues	$793	$668	19%
Profit Before Income Taxes	$205	$199	3%
Profit (excluding profit attributable to noncontrolling interests)	$150	$143	5%
Retail New Business Volume	$3,152	$3,095	2%
Total Assets at June 30 and December 31, respectively	$33,022	$31,957	3%

SIX-MONTHS 2023 VS. SIX-MONTHS 2022
(ENDED JUNE 30)
(Millions of dollars)

	2023	2022	CHANGE
Revenues	$1,561	$1,320	18%
Profit Before Income Taxes	$409	$392	4%
Profit (excluding profit attributable to noncontrolling interests)	$299	$286	5%
Retail New Business Volume	$5,616	$5,874	(4)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.